As filed with the Securities and Exchange Commission on October 26, 2026
Registration No. 333-264207
Registration No. 333-284345
Registration No. 333-293397

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-264207
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-284345
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-293397

UNDER THE SECURITIES ACT OF 1933

DIRECT DIGITAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	87-2306185
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

1177 West Loop South, Suite 1310
Houston, Texas 77027
(Address of Principal Executive Offices) (Zip Code)

Direct Digital Holdings, Inc. 2022 Omnibus Incentive Plan, as Amended
(Full title of the plan)

Mark Walker
Chairman and Chief Executive Officer
Keith Smith
President
1177 West Loop South, Suite 1310
Houston, Texas 77027
(832) 402-1051
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen E. Older, Esq.
Andrew J. Terjesen, Esq.
McGuireWoods LLP
1251 Avenue of the Americas, 20th Floor
New York, NY 10020
(212) 548-2100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,”

“accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Direct Digital Holdings, Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “Commission”), to deregister any and all shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•Registration Statement No. 333-264207, filed with the Commission on April 8, 2022, registering 1,500,000 shares of Common Stock issuable under the Direct Digital Holdings, Inc. 2022 Omnibus Incentive Plan, as amended (the “Plan”);

•Registration Statement No. 333-284345, filed with the Commission on January 17, 2025, registering 2,000,000 shares of Common Stock issuable under the Plan; and

•Registration Statement No. 333-293397, filed with the Commission on February 11, 2026, registering 9,000,000 shares of Common Stock issuable under the Plan.

The numbers of shares of Common Stock registered under the Registration Statements set forth above have not been adjusted to reflect the one-for-four reverse stock split of the Common Stock effected on April 27, 2026. In addition, the numbers of shares of Common Stock registered under Registration Statement No. 333-264207 and Registration Statement No. 333-284345 set forth above have not been adjusted to reflect the one-for-fifty-five reverse stock split of the Common Stock effected on January 12, 2026.

On October 21, 2026, the Company announced its intention to apply for the voluntary delisting of the Common Stock from the Nasdaq Capital Market and the voluntary deregistration from the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Commission. In connection with the Company’s voluntary decision to delist and deregister the Common Stock, the Company has terminated any and all offerings pursuant to the Registration Statements. Accordingly, this filing is made pursuant to an undertaking made by the Company in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of each offering. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, TX on October 26, 2026.

DIRECT DIGITAL HOLDINGS, INC.

By	/s/ MARK D. WALKER
Mark D. Walker
Chairman and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.